EXHIBIT 10.54

Time Warner Cable Inc. 2006/2011 Stock Incentive Plan

Amendment #1- No Addendum

AMENDMENT #1 TO RESTRICTED STOCK UNIT AGREEMENTS

AND STOCK OPTION AGREEMENTS

UNDER THE TIME WARNER CABLE INC. 2006 STOCK INCENTIVE PLAN

AND 2011 STOCK INCENTIVE PLAN

WHEREAS, Time Warner Cable Inc. (the “Company”), a Delaware corporation, previously granted to certain employees awards of restricted stock units (“RSUs”) and stock options (“Options”) relating to Company stock under the Company’s 2006 and/or 2011 Stock Incentive Plans (collectively, the “Plans”); and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has the authority to establish the terms and conditions of awards under the Plans, and the Committee desires to amend the terms of certain RSUs and Options and the agreements related thereto; and

WHEREAS, the currently outstanding agreements include (i) each agreement covering an award of RSUs that vests based on the completion of a period of service (“Time-Based RSU Agreement”), (ii) each agreement covering an award of RSUs that vests based on both the completion of a period of service and the satisfaction of a performance condition (“Performance-Based RSU Agreement”), (iii) each agreement covering an Option award that vests based on the completion of a period of service (“Time-Based Option Agreement”), and (iv) each agreement covering an Option award that vests based on both the completion of a period of service and the satisfaction of a performance condition (“Performance-Based Option Agreement”); and

WHEREAS, the performance conditions specified in each Performance-Based RSU Agreement and each Performance-Based Option Agreement issued on or after January 1, 2010, and before January 1, 2014 have been satisfied.

NOW, THEREFORE, effective as set forth in Section 11 below, (i) each Time-Based RSU Agreement, (ii) each Performance-Based RSU Agreement, (iii) each Time-Based Option Agreement, and (iv) each Performance-Based Option Agreement, in each case, that relates to an award of Options or RSUs granted on or after January 1, 2010 and before January 1, 2014, and that is held by any person employed by the Company on February 12, 2014, is hereby amended as follows:

1.	Each Time-Based RSU Agreement and each Performance-Based RSU Agreement is amended by replacing Section 5(c) (in the case of each Time-Based RSU Agreement) and Section 5(d) (in the case of each Performance-Based RSU Agreement) in its entirety with the following:

“Without Cause; Not for Performance. Subject to the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate that provides for treatment of RSUs that is more favorable to the Participant than the terms of this subsection, if the Participant’s employment is involuntarily terminated by the Company not for Cause, not for Performance, and not at a time when the Participant is eligible for Retirement, then the Participant will immediately vest upon the Participant’s involuntary termination of employment in a portion of the RSUs that have not yet vested and any Retained Distributions related thereto, in addition to any RSUs and Retained Distributions that previously vested, based on the following calculation:

(x) the total number of RSUs awarded under the Agreement and related Retained Distributions,

multiplied by;

(y) a fraction, the numerator of which shall be the number of days following the Date of Grant during which the Participant was employed by the Company or any Affiliate, and the denominator of which shall be the number of days in the Vesting Period, minus;

(z) the number of RSUs awarded under the Agreement and related Retained Distributions that were vested immediately before the Participant’s involuntary termination of employment.

If the foregoing calculation results in a fractional Share, such fractional Share shall be rounded to the next higher whole Share. Shares subject to such RSUs shall be issued or transferred and the related Retained Distributions shall be paid to the Participant within sixty (60) days of the Participant’s employment termination date. The RSUs and any related Retained Distributions shall be forfeited if they were not already vested and are not vested under this subsection.

For purposes of the foregoing, the term “Vesting Period” means the period of time that begins the day after the Date of Grant (as set forth in the Notice) and ends on the date that all RSUs would be fully vested under the vesting schedule set forth in the Notice.”

2.	Each Time-Based RSU Agreement and each Performance-Based RSU Agreement is further amended by replacing “12 months” with “24 months” immediately before the words “after a Change in Control” in the first sentence of Section 5(e) (in the case of each Time-Based RSU Agreement) and Section 5(f) (in the case of each Performance-Based RSU Agreement).

3.	Each Time-Based RSU Agreement and each Performance-Based RSU Agreement is further amended by adding a new Section 5(g) (in the case of each Time-Based RSU Agreement) and Section 5(i) (in the case of each Performance-Based RSU Agreement) as follows:

“Vesting Conditioned on Execution of a Release of Claims. If the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate require execution of a release of claims against the Company or an Affiliate upon a termination of employment and the terms of such agreement provide for more favorable vesting treatment of the Award than the terms of this Agreement, then, in the event of such a termination of employment, the Award, or the applicable portion thereof, will not vest and Shares and Retained Distributions will not be distributed to the Participant until such release has been executed, delivered, and not revoked within the permitted revocation period. If the release is not executed and delivered (without revocation) prior to the end of the sixty (60) day period following the Participant’s termination of employment or such shorter period for execution and delivery provided under the relevant agreement, the unvested Award, together with any related Retained Distributions, shall be forfeited and no further amounts shall be payable under this Agreement. If the Award is subject to Section 409A of the Code and the period for executing and delivering (and not revoking) the release spans two calendar years, then the distribution of any amounts under this Award shall be made in the second of the two calendar years without regard to whether the release is executed and delivered (and not revoked) in the first or second calendar year.”

4.	Each Time-Based RSU Agreement and each Performance-Based RSU Agreement is further amended by replacing Section 10 in its entirety with the following:

“10.       RSU Repayment Obligation.

(a)         This Section 10 shall apply only if, on the date of termination as described in Sections 10(b) and 10(c) below, the Participant (i) is or, at any time, was a corporate officer of the Company (as reflected in the Company’s corporate records) and (ii) is or, at any time, was a party to an employment agreement with the Company.

(b)         In the event of the termination of the Participant’s employment for Cause as a result of a Cause event specified in Sections 1(a)(i), 1(a)(iii), 1(a)(iv), or 1(a)(v) above (each a “Covered Cause Event”), the Participant shall repay to the Company an amount equal to the Participant’s Improper Gain (as defined below) or, if less, the aggregate fair market value of all Shares issued and related Retained Distributions paid to the Participant with respect to vesting of a RSU Award within the three-year period prior to the Participant’s termination of employment, determined as of the date such Shares were issued and the Retained Distributions paid, less the Net Tax Cost (as defined below). Notwithstanding the foregoing, a Cause event described in Section 1(a)(i) shall be a Covered Cause Event only if the felony relates solely to any acts or omissions arising in the performance of the Participant’s duties and responsibilities for, or matters involving the assets or property of, the Company.

(c)         In the event the Participant’s employment is terminated for any reason other than Cause, and it is determined by the Company within twelve (12) months of such termination of employment that the Participant engaged in acts or omissions during the Participant’s three prior years of employment that would have resulted in the Participant’s termination by the Company for a Covered Cause Event, the Participant shall repay to the Company an amount equal to the Participant’s Improper Gain or, if less, the aggregate fair market value of all Shares issued and related Retained Distributions paid to the Participant in the three-year period prior to and the sixty-day period following the Participant’s termination of employment, determined as of the date such Shares were issued and related Retained Distributions paid, less the Net Tax Cost.

(d)         A Participant’s repayment obligations hereunder may, at the election of the Board or the Committee, be satisfied by a cash payment, delivery of Shares, forfeiture of the unvested portion of the Award or such combination of the foregoing as the Board or Committee in its discretion may determine. Cash repayments pursuant to Sections 10(b) or 10(c) shall be made by certified check within sixty (60) days after written demand is made therefor by the Company. Notwithstanding the foregoing, the Participant shall be deemed to satisfy the repayment obligations with respect to amounts owed pursuant to Section 10 if the Participant returns to the Company all Shares issued to the Participant during the period described under Sections 10(b) or 10(c), as applicable, plus the related Retained Distributions, provided that the Participant demonstrates to the Company’s satisfaction that all such Shares were continuously owned by the Participant since the date of issuance. Further notwithstanding the foregoing, the total amount repaid under this Agreement and all other Company equity awards with respect to any particular Improper Gain shall not exceed the amount of such Improper Gain.

(e)         Notwithstanding any of the foregoing, the Board or Committee, as applicable, shall retain sole discretion regarding whether to seek the remedies set forth in Sections 10(b) and 10(c). The repayment obligations of Section 10 shall not apply unless the Company gives the Participant written notice of the Company’s exercise of its rights under Section 10 within ninety (90) days of a senior officer of the Company becoming aware of the conduct giving rise to the Covered Cause Event; and if the Company fails to do so such conduct shall no longer provide a basis for any repayment obligation pursuant to this Section 10.

(f)         If the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or any Affiliate provides for compensation forfeiture provisions triggered by a “Covered Cause Event” (as defined in the employment or similar agreement), then such provisions shall supersede the provisions of this Section 10 during the term of the employment or similar agreement.

(g)         “Improper Gain” shall mean the Participant’s personal economic gain derived from the Company as a direct result of engaging in any Covered Cause Event, less the Net Tax Cost. “Net Tax Cost” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by the Participant with respect to the amount to be repaid hereunder (before the reduction for the Net Tax Cost), after taking into account any and all available deductions, credits, or other offsets allowable to the Participant (including, without limitation, any deduction permitted under the claim of right doctrine), and regardless of whether the Participant would be required to amend any prior income or other tax returns, subject to the Participant’s documentation that deductions, credits or other offsets otherwise available or allowable to the Participant could not be used as a result of the Participant’s actual tax position.

(h)         If the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), or other applicable law would require a greater amount of repayment than this Section 10 requires, then such greater amount shall apply.”

5.	Each Time-based Option Agreement and each Performance-Based Option Agreement is amended by replacing Section 3(b) in its entirety with the following:

“(b)       Termination of Employment. Subject to Section 3(a)(i), if the Participant’s employment with the Company and its Affiliates terminates for any reason (including, unless otherwise determined by the Committee, a Participant’s change in status from an employee to a non-employee (other than director of the Company or any Affiliate)), except as provided for in the subsection below titled “Termination of Employment Following Change in Control,” the Option, to the extent not then vested, shall be forfeited; provided, however, that if the Participant’s employment terminates due to death, Disability or Retirement, the unvested portion of the Option, to the extent not previously canceled or forfeited, shall immediately become vested and exercisable; provided further that, if the Participant’s employment is involuntarily terminated by the Company for any reason (other than by the Company or its Affiliates for Cause or Performance) and the Participant is not yet eligible for Retirement, then, to the extent the Option has not previously been canceled or forfeited, upon the Participant’s involuntary termination of employment a portion of the unvested Option shall immediately become vested and exercisable, in addition to any previously Vested Portion of the Option, based on the following calculation:

(x) the total number of Shares covered by the Option awarded under the Agreement,

multiplied by;

(y) a fraction, the numerator of which shall be the number of days following the Date of Grant during which the Participant was employed by the Company or any Affiliate, and the denominator of which shall be the number of days in the Vesting Period, minus;

(z) the Vested Portion of the Option awarded under the Agreement as determined immediately before the Participant’s involuntary termination of employment.

If the foregoing calculation results in an Option covering a fractional Share, such fractional Share shall be rounded to the next higher whole Share. The portion of the Option that was not previously vested and does not vest under this Section 3(b) shall be forfeited. The Vested Portion of the Option, including the portion of the Option vesting upon an involuntary termination, shall remain exercisable for the period set forth in Section 4(a) of this Agreement.

For purposes of the foregoing, the term “Vesting Period” means the period of time that begins the day after the Date of Grant (as set forth in the Notice) and ends on the date that the entire Option would be fully vested under the vesting schedule set forth in the Notice.”

6.	Each Time-Based Option Agreement and each Performance-Based Option Agreement is further amended by changing the first sentence of Section 3(c) (in the case of each Time-Based Option Agreement) and Section 3(d) (in the case of each Performance-Based Option Agreement) as follows: (i) adding “(whether or not due to the Participant’s Performance)” immediately after the words “without Cause”; and (ii) replacing “12 months” with “24 months” immediately before the words “after a Change in Control.”

7.	Each Time-Based Option Agreement and each Performance-Based Option Agreement is further amended by adding a new Section 3(e) (in the case of each Time-Based Option Agreement) and Section 3(f) (in the case of each Performance-Based Option Agreement) as follows:

“Vesting Conditioned on Execution of a Release of Claims. If the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate require execution of a release of claims against the Company or an Affiliate upon a termination of employment and the terms of such agreement provide for more favorable vesting treatment of the Option than the terms of this Agreement, then, in the event of such a termination of employment, the Option, or the applicable portion thereof, will not vest and will not be exercisable until such release has been executed, delivered, and not revoked within the permitted revocation period. If the release is not executed and delivered (without revocation) prior to the end of the sixty (60) day period following the Participant’s termination of employment or such shorter period for execution and delivery provided under the relevant agreement, the unvested portion of the Option shall be forfeited and shall not become exercisable.”

8.	Each Time-Based Option Agreement and each Performance-Based Option Agreement is further amended by adding the following immediately after the second sentence of Section 4(a):

“Further notwithstanding the foregoing, if any portion of the Option becomes vested due to the Participant’s termination of employment, Retirement, death, or Disability, the Participant’s ability to exercise such Vested Portion of the Option may be delayed until the first date that exercise is administratively feasible following such event.”

9.	Each Time-Based Option Agreement and each Performance-Based Option Agreement is further amended by replacing “12 months” with “24 months” immediately before the words “after a Change in Control” in the first sentence of Section 4(a)(vi).

10.	Each Time-Based Option Agreement and each Performance-Based Option Agreement is further amended by replacing Section 6 in its entirety with the following:

“6.     Option Repayment Obligation.

(a)         This Section 6 shall apply only if, on the date of termination as described in Sections 6(b) and 6(c) below, the Participant (i) is or, at any time, was a corporate officer of the Company (as reflected in the Company’s corporate records) and (ii) is or, at any time, was a party to an employment agreement with the Company.

(b)         In the event of the termination of the Participant’s employment for Cause as a result of a Cause event specified in Sections 1(a)(i), 1(a)(iii), 1(a)(iv), or 1(a)(v) above (each a “Covered Cause Event”), the Participant shall repay to the Company an amount equal to the Participant’s Improper Gain (as defined below) or, if less, the Award Gain (as defined below) with respect to all Options exercised by the Participant within the three-year period prior to the Participant’s termination of employment, determined as of the date of each exercise of such Options, less the Net Tax Cost (as defined below), and any unexercised Options held by the Participant shall be forfeited. Notwithstanding the foregoing, a Cause event described in Section 1(a)(i) shall be a Covered Cause Event only if the felony relates solely to any acts or omissions arising in the performance of the Participant’s duties and responsibilities for, or matters involving the assets or property of, the Company.

(c)         In the event the Participant’s employment is terminated for any reason other than Cause, and it is determined by the Company within twelve (12) months of such termination of employment that the Participant engaged in acts or omissions during the Participant’s three prior years of employment that would have resulted in Participant’s termination by the Company for a Covered Cause

Event, the Participant shall repay to the Company an amount equal to the Participant’s Improper Gain or, if less, the Award Gain with respect to all Options exercised by the Participant in the three-year period prior to the Participant’s employment termination and the post-termination exercise period, determined as of the date of each exercise of such Options, less the Net Tax Cost, and any unexercised Options held by the Participant shall be forfeited.

(d)         A Participant’s repayment obligations hereunder may, at the election of the Board or the Committee, be satisfied by a cash payment, delivery of Shares, forfeiture of the unvested portion of the Option, cancellation of the Vested Portion of the Option, or such combination of the foregoing as the Board or Committee in its discretion may determine. Cash repayments pursuant to Sections 6(b) or 6(c) shall be made by certified check within sixty (60) days after written demand is made therefor by the Company. Notwithstanding the foregoing, the Participant shall be deemed to satisfy the repayment obligations with respect to amounts owed pursuant to Section 6 if the Participant returns to the Company all of the Shares acquired upon exercise of any Options during the period described under Sections 6(b) or 6(c), as applicable, provided that the Participant demonstrates to the Company’s satisfaction that all such Shares were continuously owned by the Participant since the date of exercise. Further notwithstanding the foregoing, the total amount repaid under this Agreement and all other Company equity awards with respect to any particular Improper Gain shall not exceed the amount of such Improper Gain.

(e)         Notwithstanding any of the foregoing, the Board or Committee, as applicable, shall retain sole discretion regarding whether to seek the remedies set forth in Sections 6(b) and 6(c). The repayment obligations of Section 6 shall not apply unless the Company gives the Participant written notice of the Company’s exercise of its rights under Section 6 within ninety (90) days of a senior officer of the Company becoming aware of the conduct giving rise to the Covered Cause Event; and if the Company fails to do so such conduct shall no longer provide a basis for any repayment obligation pursuant to this Section 6.

(f)         If the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or any Affiliate provides for compensation forfeiture provisions triggered by a “Covered Cause Event” (as defined in the employment or similar agreement), then such provisions shall supersede the provisions of this Section 6 during the term of the employment or similar agreement.

(g)         “Improper Gain” shall mean the Participant’s personal economic gain derived from the Company as a direct result of engaging in any Covered Cause Event, less the Net Tax Cost. “Award Gain” shall mean the product of (i) the Fair Market Value per share of stock at the date of such Option exercise (without regard to any subsequent change in the market price of such share of stock) minus the exercise price times (ii) the number of shares as to which the Options were exercised at that date. “Net Tax Cost” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by the Participant with respect to the amount to be repaid hereunder (before the reduction for the Net Tax Cost), after taking into account any and all available deductions, credits, or other offsets allowable to the Participant (including, without limitation, any deduction permitted under the claim of right doctrine), and regardless of whether the Participant would be required to amend any prior income or other tax returns, subject to the Participant’s documentation that deductions, credits or other offsets otherwise available or allowable to the Participant could not be used as a result of the Participant’s actual tax position.

(h)         If the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), or other applicable law would require a greater amount of repayment than this Section 6 requires, then such greater amount shall apply.”

11.	Sections 2, 6, and 9 of this amendment are effective as of December 18, 2013. The remainder of this amendment is effective as of November 21, 2013.

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